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Securities and Exchange Commission
Washington, DC 20549


We were previously the independent accountants for Rocky Mountain Internet, Inc. and on February 23, 1996 we reported on the financial statements of Rocky Mountain Internet, Inc. as of and for the two years ended December 31, 1995. On January 21, 1997, we resigned as independent accountants of Rocky Mountain Internet, Inc. We have read Rocky Mountain Internet, Inc's. statements included under Item 4 of its Form 8-K dated January 21, 1997, and we agree with such statements.


                                       /s/ McGladrey & Pullen LLP
                                          McGladrey & Pullen LLP


Charlotte, North Carolina
January 23, 1997